Exhibit 5.4

[Letterhead of Skadden, Arps, Slate, Meagher & Flom (UK) LLP]
2 April 2015

Validus Holdings (UK) plc
60 Threadneedle Street
London EC2R 8HP
United Kingdom

Validus Holdings, Ltd.
29 Richmond Road
Pembroke HM08
Bermuda

(each as a Registrant under the Registration Statement (as defined below))

Dear Sirs

Validus Holdings (UK) plc - Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-197723)

1.
We have acted as special English legal advisers for Validus Holdings (UK) plc (“Validus UK”), incorporated under the Companies Act 2006 and re-registered as a public company limited by shares, in connection with the preparation of Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-197723) (as so amended, the “Registration Statement”), to be filed on the date hereof by Validus UK with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “U.S. Securities Act”). The Registration Statement relates to the issuance and sale from time to time by Validus UK of senior debt securities (the “Validus UK Senior Debt Securities”) to be fully and unconditionally guaranteed by Validus Holdings, Ltd. (the “Company”), in one or more series. Validus UK Senior Debt Securities may be issued from time to time pursuant to a senior indenture proposed to be entered into between Validus UK, the Company and The Bank of New York Mellon, as trustee (together with any related supplement thereto establishing the terms of any series of Validus UK Senior Debt Securities, the “Validus UK Senior Indenture”). This opinion is delivered to you in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the U.S. Securities Act.

2.	In connection with this opinion, we have examined the following documents:

(a)	a copy of the Registration Statement relating to the Validus UK Senior Debt Securities;

(b)	the form of the Validus UK Senior Indenture (including the form of the Validus UK Senior Debt Securities);

(c)	a certificate issued by the Registrar of Companies in England and Wales (the “Companies House Certificate”) in respect of Validus UK dated 25 March 2015;

(d)	a certificate of a director of Validus UK (the “Certificate”) of the same date as this opinion and the documents annexed thereto; and

(e)
information on the file at Companies House in respect of Validus UK disclosed by an online search of such file carried out by us at Companies House at 10:30 a.m. (London time) on the same date as this opinion (the “Companies Registry Search”),

(together, the “Documents”) and such other documents and made such searches and considered such facts as we consider appropriate for the purpose of this opinion. We express no opinion as to any agreement, instrument or document other than the Documents and then only as expressly specified in this letter.

3.
This opinion is limited to English law as currently applied by the English courts and is given on the basis that it will be governed by and construed in accordance with English law in force as at the date of this opinion. Accordingly, we express no opinion herein with regard to any other system of law. To the extent that the laws of any other jurisdiction may be relevant, we express no opinion as to such laws, we have made no investigation thereof, and our opinion is subject to the effect of such laws. We express no views on the accuracy or adequacy of the matters set out in such opinions. It should be understood that we have not been responsible for investigating or verifying the accuracy of any facts or the reasonableness of any statement of opinion or intention contained in or relevant to any Document.
Assumptions

4.	In considering the Documents and for the purpose of rendering this opinion we have with your consent and without any further enquiry assumed without investigation or verification:

(a)
the authenticity and completeness of all documents submitted to us, the conformity to original documents of all documents submitted to us as certified, electronic, photostatic or facsimile copies and the authenticity of the originals of such latter documents;

(b)
that, where a Document has been examined by us in draft or specimen form, it has been, or will be, duly executed in the form of that draft or specimen (without amendment) and the transactions contemplated by the Documents which are not yet completed will be carried out strictly in the manner described;

(c)
that, save for the documents referred to above, there is and shall be no other agreement or arrangement between any of the parties to the Validus UK Senior Indenture which modifies, supersedes or is inconsistent with the Validus UK Senior Indenture;

(d)
that, at the time of execution of the Validus UK Senior Indenture and the time of issuance and delivery of any Validus UK Senior Debt Securities, each of the parties to the Validus UK Senior Indenture will be duly incorporated and validly existing;

(e)
that, at the time of execution of the Validus UK Senior Indenture and the time of issuance and delivery of any Validus UK Senior Debt Securities, each of the parties to the Validus UK Senior Indenture (other than Validus UK) will have all corporate and other power and capacity to enter into and perform all of its obligations thereunder and will have taken all requisite action to execute the Validus UK Senior Indenture and to issue and deliver the Validus UK Senior Debt Securities;

(f)
that the terms of any issuance of Validus UK Senior Debt Securities have been (or prior to the issuance of any Validus UK Senior Debt Securities will be) determined by Jeffrey Sangster, a director of Validus UK, as required by, and in accordance with, the resolutions recorded in the minutes of a meeting of the board of directors of Validus UK dated 23 March 2015;

(g)
that the Validus UK Senior Debt Securities of a particular issuance will, upon issue, be duly executed, issued, authenticated, delivered, offered and sold in accordance with the provisions of the Validus UK Senior Indenture and as described in the Registration Statement;

(h)
that the Validus UK Senior Indenture will, upon execution, constitute, and the Validus UK Senior Debt Securities will, upon issuance, constitute, valid and binding obligations of each of the parties thereto enforceable under all applicable laws;

(i)
that all consents, approvals, notices, filings, recordations, filings, authorisations, publications and registrations which are necessary under any applicable laws or regulations in order to permit the execution, delivery or performance of the Validus UK Senior Indenture or the issue and offering of any Validus UK Senior Debt Securities have been duly made or obtained (or will be duly made or obtained prior to the execution of the Validus UK Senior Indenture or the issuance and offering of any Validus UK Senior Debt Securities, as the case may be) within the period permitted by such laws or regulations;

(j)
that the Validus UK Senior Indenture will be entered into and the Validus UK Senior Debt Securities will be issued for bona fide commercial reasons and on arm’s length terms by each of the parties thereto; that the Validus UK Senior Indenture will not be entered into and the Validus UK Senior Debt Securities will not be issued or delivered as a result of misrepresentation or mistake; and that there has been no fraud nor will be any fraud inducing any party to enter into the Validus UK Senior Indenture on the terms to be set out therein or to issue or deliver any Validus UK Senior Debt Securities;

(k)
that the Validus UK Senior Debt Securities will upon issuance have been duly prepared, established in conformity with and completed in accordance with the provisions and arrangements contained or described in the Validus UK Senior Indenture;

(l)
that each of the statements contained in the Certificate is true and correct as at the date hereof and there has been and will be no change to any such statements or to the documents annexed thereto which would affect any of the opinions given in this opinion;

(m)
that no event has occurred since the issue of the Companies House Certificate such that the Registrar of Companies would decline to issue a similar certificate as at the date of this opinion, the date of execution of the Validus UK Senior Indenture and the date of issuance and delivery of any Validus UK Senior Debt Securities; and

(n)
that the information revealed by the Companies Registry Search, our oral enquiry in connection with the public file relating to Validus UK kept at the Companies Registration Office in London referred to in paragraph 5(a)(i) below and our oral enquiry today of the Central Registry of Winding up Petitions referred to in paragraph 5(a)(ii) below was accurate in all respects and has not since the time of such search or enquiry been altered.

Opinion

5.
On the basis of the assumptions set out above and subject to the qualifications set forth below and any matters not disclosed to us and having regard to such considerations of English law as we consider relevant, we are of the opinion that:

(a)	Validus UK has been incorporated under the Companies Act 2006 and re-registered as a public limited company in England and Wales and:

(i)
our enquiry made today at 10:30 a.m. (London time) of the public documents relating to Validus UK kept at Companies House in Cardiff, including the Companies Registry Search, revealed no order or resolution for the winding up of Validus UK and no notice of appointment in respect of Validus UK of a liquidator, receiver, administrative receiver or administrator; and

(ii)
the Central Registry of Winding up Petitions has confirmed in response to our oral enquiry made today at 10:30 a.m. (London time) that no petition for the winding up of Validus UK has been presented within the period of six months covered by such enquiry; and

(b)
Validus UK has the requisite legal authority to enter into and perform its obligations under the Validus UK Senior Indenture and to issue and deliver the Validus UK Senior Debt Securities and the execution of the Validus UK Senior Indenture and the issuance and delivery of the Validus UK Senior Debt Securities has been duly authorised by all necessary corporate action on the part of Validus UK.

Qualifications

6.	The opinions set forth above are also subject to the following qualifications:

(a)	we are not expressing any opinion as to the enforcement in England of Validus UK’s obligations under the Validus UK Senior Indenture or the Validus UK Senior Debt Securities;

(b)
the Companies House Certificate, the Companies Registry Search and the search and enquiries of the public documents relating to Validus UK kept at Companies House in Cardiff and the Central Registry of Winding up Petitions referred to in paragraph 5 above are not conclusively capable of revealing whether or not:

(i)	a winding up petition has been received or a winding up order has been made or a resolution passed for the winding up of a company; or

(ii)	an administration order has been made; or

(iii)	a receiver, administrative receiver, administrator or liquidator has been appointed, as notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public file of the relevant company immediately. That search is not capable of revealing, prior to the making of the relevant order, whether or not a winding up petition or a petition for an administration order has been presented nor would it reveal if insolvency proceedings have begun elsewhere; and

(c)	we express no opinion as to taxation matters.

7.
This opinion is addressed to you solely for your benefit in connection with the filing of the Registration Statement. It is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our express prior written consent, except that we hereby consent to the filing of this opinion with the Commission as Exhibit 5.3 to the Registration Statement. We also hereby consent to the use of our name under the heading “Legal Matters” contained in the prospectus which is included in the Registration

Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the U.S. Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Yours faithfully,
/s/ Skadden, Arps, Slate, Meagher & Flom (UK) LLP

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